UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 5, 2011

LAM RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-12933	94-2634797
(Commission File Number)	(IRS Employer Identification Number)

4650 Cushing Parkway

Fremont, California 94538

(Address of principal executive offices including zip code)

(510) 572-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Item  9.01 Financial Statements and Exhibits

SIGNATURES

EXHIBIT INDEX

EX-99.1

SIGNATURES

Item 8.01	Other Items.

On May 5, 2011, Lam Research Corporation issued a press release announcing that it proposes to offer $700 million of convertible senior notes, subject to market conditions and other factors. The notes would be issued in two tranches of $350 million each due in May 2016 and May 2018, respectively, and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible, upon certain conditions, into cash up to their principal amount and, with respect to any excess conversion value, shares of Lam Research common stock. The interest rate, conversion rate, offering price and other terms will be determined by negotiations between the Company and the initial purchasers of the notes. The Company also expects to grant to the initial purchasers the right to purchase an additional $50 million of each tranche to cover over-allotments.

Lam Research intends to use a portion of the net proceeds of the offering to repurchase, depending on interest, a minimum of 1,000,000 shares of its common stock and may repurchase up to 3,000,000 shares of its common stock from purchasers of notes in privately negotiated transactions effected through one of the initial purchasers. The price of the common stock repurchased in such transactions is expected to equal the closing price per share of its common stock on the date of the pricing of the offering. This activity could affect the market price of Lam Research common stock concurrently with, or shortly after, the pricing of the notes, and could result in a higher effective conversion price for the notes. In addition, following this offering Lam Research may from time to time repurchase additional shares of common stock pursuant to its stock repurchase program. Any future repurchases could affect the market price of Lam Research common stock or the notes.

In connection with the pricing of the notes, Lam Research also expects to enter into privately negotiated convertible note hedge and warrant transactions with the initial purchasers or their respective affiliates. Lam Research intends to use a portion of the net proceeds to pay the cost of the convertible note hedge transactions (taking into account the proceeds to it from the sale of the warrants). If the initial purchasers exercise their over-allotment option with respect to a series of notes, Lam Research expects to sell additional warrants and use a portion of the net proceeds from the sale of the additional notes, together with the proceeds from the additional warrants, to enter into additional convertible note hedge transactions.

The balance of the net proceeds of the offering is intended to be used for general corporate purposes, including working capital and capital expenditures. Lam Research may also use a portion of the net proceeds to acquire other businesses, products or technologies, or to repurchase shares of our common stock under our share repurchase program. The Company does not have agreements or commitments for any specific acquisition at this time.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1     Press Release dated May 5, 2011 regarding a proposed offering of convertible notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2011

LAM RESEARCH CORPORATION

By:	/s/ George M. Schisler, Jr.
George M. Schisler, Jr.
Vice President, General Counsel and Secretary